                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------

                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)



                          Aramex International Limited
                                (Name of Issuer)

                         Common Shares, $0.01 Par Value
                         (Title of Class of Securities)

                                   G04450 10 5

                                 (CUSIP Number)

                                   Arif Naqvi
                     Rasmala Distribution (Bermuda) Limited
                            Emirates Towers Offices
                             10th Floor, Suite 10A
                        Sheikh Zayed Road, P.O.Box 31145
                          Dubai, United Arab Emirates
                                +971-4-330-3433

                 (Name, Address and Telephone Numbers of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                with copies to:

                              Thomas E. Vita, Esq
                                  Norton Rose
                         Kempson House, Camomile Street
                                London EC3A 7AN
                                    England
                              +44 (0)20-7283-6000


                                February 7, 2002


             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

CUSIP NO G04450 10 5 (COMMON SHARES)                      13D
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Rasmala Distribution (Bermuda) Limited
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)                                                 [ ]

-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Bermuda
-------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
  NUMBER OF
                            None
   SHARES             ---------------------------------------------------------
                      8     SHARED VOTING POWER
BENEFICIALLY
                            4,998,670
OWNED BY EACH         ---------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
  REPORTING
                            None
   PERSON             ---------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    WITH
                            4,998,670
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,998,670
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        96.48
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
-------------------------------------------------------------------------------

CUSIP NO G04450 10 5 (COMMON SHARES)                      13D
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Rasmala Distribution (Cayman) Limited
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       BK

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)                                                 [ ]

-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands
-------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
  NUMBER OF
                            None
   SHARES             ---------------------------------------------------------
                      8     SHARED VOTING POWER
BENEFICIALLY
                            4,998,670
OWNED BY EACH         ---------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
  REPORTING
                            None
   PERSON             ---------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    WITH
                            4,998,670
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,998,670
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        96.48
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        HC
-------------------------------------------------------------------------------

CUSIP NO G04450 10 5 (COMMON SHARES)                      13D
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Rasmala Buyout Fund LP
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       None

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)                                                 [ ]

-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands
-------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
  NUMBER OF
                            None
   SHARES             ---------------------------------------------------------
                      8     SHARED VOTING POWER
BENEFICIALLY
                            4,998,670
OWNED BY EACH         ---------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
  REPORTING
                            None
   PERSON             ---------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    WITH
                            4,998,670
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,998,670
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        96.48
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        PN
-------------------------------------------------------------------------------

CUSIP NO G04450 10 5 (COMMON SHARES)                      13D
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Groupe Cupola Luxembourgeoise Holdings S.A.
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       None

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)                                                 [ ]

-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Luxembourg
-------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
  NUMBER OF
                            None
   SHARES             ---------------------------------------------------------
                      8     SHARED VOTING POWER
BENEFICIALLY
                            4,998,670
OWNED BY EACH         ---------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
  REPORTING
                            None
   PERSON             ---------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    WITH
                            4,998,670
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,998,670
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        96.48
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
-------------------------------------------------------------------------------

CUSIP NO G04450 10 5 (COMMON SHARES)                      13D
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Rasmala General Partners II Limited
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       None

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)                                                 [ ]

-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands
-------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
  NUMBER OF
                            None
   SHARES             ---------------------------------------------------------
                      8     SHARED VOTING POWER
BENEFICIALLY
                            4,998,670
OWNED BY EACH         ---------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
  REPORTING
                            None
   PERSON             ---------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    WITH
                            4,998,670
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,998,670
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        96.48
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
-------------------------------------------------------------------------------

CUSIP NO G04450 10 5 (COMMON SHARES)                      13D
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Rasmala Partners Ltd.
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       None

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)                                                 [ ]

-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands
-------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
  NUMBER OF
                            None
   SHARES             ---------------------------------------------------------
                      8     SHARED VOTING POWER
BENEFICIALLY
                            4,998,670
OWNED BY EACH         ---------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
  REPORTING
                            None
   PERSON             ---------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    WITH
                            4,998,670
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,998,670
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        96.48
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
-------------------------------------------------------------------------------

CUSIP NO G04450 10 5 (COMMON SHARES)                      13D
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Ali Samir al Shihabi
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       None

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)                                                 [ ]

-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Saudi Arabia
-------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
  NUMBER OF
                            None
   SHARES             ---------------------------------------------------------
                      8     SHARED VOTING POWER
BENEFICIALLY
                            4,998,670
OWNED BY EACH         ---------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
  REPORTING
                            None
   PERSON             ---------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    WITH
                            4,998,670
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,998,670
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        96.48
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
-------------------------------------------------------------------------------

CUSIP NO G04450 10 5 (COMMON SHARES)                      13D
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Arif Naqvi
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       None

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)                                                 [ ]

-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Pakistan
-------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
  NUMBER OF
                            None
   SHARES             ---------------------------------------------------------
                      8     SHARED VOTING POWER
BENEFICIALLY
                            4,998,670
OWNED BY EACH         ---------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
  REPORTING
                            None
   PERSON             ---------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    WITH
                            4,998,670
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,998,670
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        96.48
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
-------------------------------------------------------------------------------

CUSIP NO G04450 10 5 (COMMON SHARES)                      13D
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Imtiaz Hydari
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       None

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)                                                 [ ]

-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       United Kingdom
-------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
  NUMBER OF
                            None
   SHARES             ---------------------------------------------------------
                      8     SHARED VOTING POWER
BENEFICIALLY
                            4,998,670
OWNED BY EACH         ---------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
  REPORTING
                            None
   PERSON             ---------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    WITH
                            4,998,670
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,998,670
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        96.48
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
-------------------------------------------------------------------------------

CUSIP NO G04450 10 5 (COMMON SHARES)                      13D
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Salman Mahdi
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       None

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)                                                 [ ]

-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       India
-------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
  NUMBER OF
                            None
   SHARES             ---------------------------------------------------------
                      8     SHARED VOTING POWER
BENEFICIALLY
                            4,998,670
OWNED BY EACH         ---------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
  REPORTING
                            None
   PERSON             ---------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    WITH
                            4,998,670
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,998,670
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        96.48
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
-------------------------------------------------------------------------------

CUSIP NO G04450 10 5 (COMMON SHARES)                      13D
-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Shirish Saraf
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------------
4      SOURCE OF FUNDS
       None

-------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) OR 2(e)                                                 [ ]

-------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       India
-------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
  NUMBER OF
                            None
   SHARES             ---------------------------------------------------------
                      8     SHARED VOTING POWER
BENEFICIALLY
                            4,998,670
OWNED BY EACH         ---------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER
  REPORTING
                            None
   PERSON             ---------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER
    WITH
                            4,998,670
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,998,670
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        96.48
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
-------------------------------------------------------------------------------

     This Amendment No. 1 amends and supplements the filing persons' Schedule 13D filed with the Securities and Exchange Commission on January 11, 2002 (the "Schedule 13D"). All capitalized terms used and not otherwise defined herein shall have the meanings assigned to those terms in the Schedule 13D.

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the Reporting Persons (as enumerated in Item 2) have agreed to file one statement with respect to their ownership of common shares of Aramex International Limited. The Joint Filing Agreement among the Reporting Persons was attached as
Exhibit 1 to the Schedule 13D.

     Item 4 is amended and supplemented as follows:

Item 4. Purpose of the Transaction


     The Offer expired at 12:00 midnight, New York City time, on Thursday, February 7, 2002. Pursuant to the Offer, based on a report from the depositary for the Offer, Purchaser accepted for payment 4,998,670 Shares (including 282,150 common shares issuable upon the conditional exercise of exercisable options to purchase common shares having exercise prices of less than $12.00 per share). This number represents approximately 96.48% of the 5,181,068 outstanding common shares on a fully diluted basis. On February 8, 2002, Rasmala Partners Ltd. issued a press release announcing the closing of the Offer and announcing that any shares of Aramex that were not acquired in the Offer are expected to be acquired by a compulsory acquisition at the same $12.00 per share cash price.


     Item 5 is amended and restated in its entirety as follows:

Item 5. Interest in Securities of the Issuer


     (a) The Reporting Persons share beneficial ownership of 4,998,670 common shares which represent approximately 96.48% of the total issued and outstanding common shares of Aramex.

     (b) The Reporting Persons share the power to direct the vote and to dispose or direct the disposition of the 4,998,670 shares listed as beneficially owned by the Reporting Persons in Item 5(a).

     (c) Following the expiration of the Offer, Purchaser accepted for payment at a price of $12.00 per share all of the 4,998,670 common shares of Aramex validly tendered and not previously withdrawn in response to the Offer (including 282,150 Common Shares issuable upon the conditional exercise of exercisable options to purchase Aramex common shares having exercise prices of less than $12.00 per share).


     (d) None.

     (e) Not applicable.

     Item 7 is amended and restated in its entirety as follows:

Item 7. Material to be filed as Exhibits

     1. Joint Filing Agreement dated January 11, 2002 by and among Rasmala Distribution (Cayman) Limited, Rasmala Distribution (Bermuda) Limited, Rasmala Buyout Fund LP, Groupe Cupola Luxembourgeoise Holdings S.A., Rasmala General Partners II Limited, Rasmala Partners Ltd., Ali Samir al Shihabi, Arif Naqvi, Imtiaz Hydari, Salman Mahdi and Shirish Saraf. (Incorporated herein by reference to Exhibit 1 to the Schedule 13D filed on January 11, 2002.)

     2. Senior Bridge Facility Agreement, dated January 3, 2002, among Rasmala Distribution (Cayman) Limited as borrower, Rasmala Distribution (Bermuda) Limited as guarantor and SHUAA Capital p.s.c. as lender. (Incorporated herein by reference to Exhibit (b)(1) to the Schedule
        TO filed with respect to Aramex International Limited on January 10, 2002.)

     3. Mezzanine Bridge Facility Agreement, dated January 3, 2002, among Rasmala Distribution (Cayman) Limited as borrower, Rasmala Distribution (Bermuda) Limited as guarantor and Capital Trust N.V. as lender. (Incorporated herein by reference to Exhibit (b)(2) to the Schedule TO filed with respect to Aramex International Limited on January 10, 2002.)

     4. Investor Loan Agreement, dated January 3, 2002, among Rasmala Distribution (Cayman) Limited as parent, Rasmala Distribution (Bermuda) Limited as guarantor and arranged by Rasmala Buyout Fund LP. (Incorporated herein by reference to Exhibit (b)(3) to the Schedule
        TO filed with respect to Aramex International Limited on January 10, 2002.)

     5. Intragroup Loan Agreement, dated January 3, 2002, between Rasmala Distribution (Cayman) Limited as lender and Rasmala Distribution (Bermuda) Limited as borrower. (Incorporated herein by reference to Exhibit (b)(4) to the Schedule TO filed with respect to Aramex International Limited on January 10, 2002.)

     6. Agreement and Plan of Amalgamation dated January 3, 2002 by and among Rasmala Distribution (Cayman) Limited, Rasmala Distribution (Bermuda) Limited and Aramex International Limited. (Incorporated herein by reference to Exhibit (d)(1) to the Schedule TO filed with respect to Aramex International Limited on January 10, 2002.)

     7. Voting and Tender Agreement dated January 3, 2002 among Rasmala Distribution (Cayman) Limited, Rasmala Distribution (Bermuda) Limited, Fadi Ghandour, Rula Ghandour and William Kingson. (Incorporated herein by reference to Exhibit (d)(2) to the Schedule TO filed with respect to Aramex International Limited on January 10, 2002.)

     8. Confidentiality Agreement, dated September 12, 2001, between Aramex International Limited and Groupe Cupola Luxembourgeoise Holdings S.A. (Incorporated herein by reference to Exhibit (d)(3) to the Schedule TO filed with respect to Aramex International Limited on January 10, 2002.)


     9. Power of Attorney dated January 3, 2002, of Rasmala Distribution (Bermuda) Limited, Rasmala Distribution (Cayman) Limited, Rasmala Buyout Fund LP, Rasmala General Partners II Limited, Rasmala Partners Ltd., Ali Samir al Shihabi, Imtiaz Hydari, Syed Salman Mahdi, Shirish Saraf, Syed Arif Masood Naqvi and Groupe Cupola Luxembourgeoise Holdings S.A.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                      Rasmala Distribution (Bermuda) Limited
Dated: February 8, 2002
                                      By:  *
                                          -------------------------------------





                                      Rasmala Distribution (Cayman) Limited
Dated: February 8, 2002
                                      By: *
                                         --------------------------------------





                                      Rasmala Buyout Fund LP
Dated: February 8, 2002
                                      By: *
                                         --------------------------------------





                                      Rasmala General Partners II Limited
Dated: February 8, 2002
                                      By: *
                                         --------------------------------------

                                     Rasmala Partners Ltd.
Dated: February 8, 2002
                                     By: *
                                        -------------------------------





Dated: February 8, 2002               *
                                     -----------------------------------------
                                     Ali Samir al Shihabi




Dated: February 8, 2002               *
                                     -----------------------------------------
                                     Imtiaz Hydari



Dated: February 8, 2002               *
                                     -----------------------------------------
                                     Salman Mahdi




Dated: February 8, 2002               *
                                     -----------------------------------------
                                     Shirish Saraf




Dated: February 8, 2002               /s/ Arif Naqvi
                                     -----------------------------------------
                                     Syed Arif Masood Naqvi





                                     Groupe Cupola Luxembourgeoise Holdings S.A.
Dated: February 8, 2002
                                     By: *
                                        --------------------------------------



                                         /s/ Arif Naqvi
                                        --------------------------------------
                                             Attorney in Fact